Exhibit 10.3

Guarantee

Dated 7 April 2015

(1)                                 Genco Shipping & Trading Limited

to

(2)                                 ABN AMRO Capital USA LLC

Contents

		Page

1	Definitions and Interpretation	1

2	Guarantee and Indemnity	2

3	Protection of Finance Parties	2

4	Additional Payment Obligations	5

5	Application of Moneys	6

6	Representations and Warranties	7

7	Information Undertakings	7

8	Financial Covenants	10

9	General Undertakings	11

10	Payments	12

11	Set-Off	13

12	Calculations and Certificates	13

13	Partial Invalidity	13

14	Remedies and Waivers	13

15	Miscellaneous Provisions of the Loan Agreement	13

16	Notices	14

17	Governing Law	14

18	Enforcement	14

Schedule 1	Form of Compliance Certificate	16

Guarantee

Dated 7 April 2015

By:

(1)                                          Genco Shipping & Trading Limited, a company incorporated according to the law of the Republic of the Marshall Islands, whose principal place of business is at 299 Park Avenue, 17th Floor, New York, New York 10171 (the “Guarantor”)

In favour of:

(2)                                          ABN AMRO Capital USA LLC acting through its office at 100 Park Avenue, 17th Floor, New York, NY 10017, USA (the “Security Agent”).

Whereas:

(A)                                        Each of the banks listed in Schedule 1 to the Loan Agreement (as defined below) (collectively the “Lenders”) has agreed to lend to Genco Claudius Limited, Genco Commodus Limited, Genco Hunter Limited, Genco Maximus Limited and Genco Warrior Limited on a joint and several basis (the “Borrowers”) its participation in a loan of up to sixty million Dollars ($60,000,000) as may be increased to one hundred and fifty million Dollars ($150,000,000) (the “Loan”) on the terms and subject to the conditions set out in a loan agreement dated 7 April 2015 made between the Borrowers (as borrowers), the Lenders (as lenders), ABN AMRO Capital USA LLC as arranger (the “Arranger”), ABN AMRO Capital USA LLC as agent for the Lenders (the “Agent”) and the Security Agent (as security agent) (the “Loan Agreement”).

(B)                                        Pursuant to the Loan Agreement, and as a condition precedent to the several obligations of the Lenders to make the Loan available to the Borrowers, the Borrowers have, amongst other things, agreed to procure that the Guarantor execute and deliver this Guarantee in favour of the Security Agent as security agent for the Finance Parties.

This Deed witnesses  as follows:

1                                                  Definitions and Interpretation

1.1                                        Definitions   In this Guarantee:

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 1 to this Guarantee.

“Default Rate” means interest at the rate calculated in accordance with clause 8.3 of the Loan Agreement (Default interest).

“Guarantor Liabilities” means all of the liabilities and obligations of the Guarantor to any of the Finance Parties under or pursuant to this Guarantee, from time to time, whether in respect of principal, interest, costs or otherwise and whether present, future, actual or contingent.

“Guarantor Security Documents” means this Guarantee and any and all documents which may at any time be executed by the Guarantor as security for the payment of all or any part of the Guarantor Liabilities and “Guarantor Security Document” means any one of them.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable by the Borrowers or any of them to any of the Finance Parties under all or any of the Finance Documents.

“Original Financial Statements” means the audited consolidated financial statements of the Guarantor for the financial year ended 31 December 2014.

1.2                                        Defined terms   Unless otherwise specified in this Guarantee, or unless the context otherwise requires, all words and expressions defined in the Loan Agreement shall have the same meaning when used in this Guarantee.

1.3                                        Construction   Clause 1.2 of the Loan Agreement (Construction) shall apply to this Guarantee as if it were incorporated into it with any necessary modifications.

1.4                                        Headings   Clause and Schedule headings are for ease of reference only.

1.5                                        Third party rights   A person who is not a party to this Guarantee (other than a Finance Party) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

2                                                  Guarantee and Indemnity

The Guarantor irrevocably and unconditionally:

2.1                                        guarantees to each Finance Party punctual performance by the Borrowers of all the Borrowers’ obligations under the Finance Documents;

2.2                                        undertakes with each Finance Party that whenever the Borrowers do not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

2.3                                        agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by them under any Finance Document on the date when it would have been due.  The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Guarantee if the amount claimed had been recoverable on the basis of a guarantee.

3                                                  Protection of Finance Parties

3.1                                        Continuing Guarantee   This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Security Party under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

3.2                                        Reinstatement   If any discharge, release or arrangement (whether in respect of the obligations of any Security Party or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

3.3                                        Waiver of defences   The obligations of the Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which, but for this Clause 3.3, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or any Finance Party) including:

3.3.1                             any time, waiver or consent granted to, or composition with, any Security Party or other person;

3.3.2                             the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party or any other member of the Group;

3.3.3                             the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

3.3.4                             any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Security Party or any other person;

3.3.5                             any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

3.3.6                             any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

3.3.7                             any insolvency or similar proceedings.

3.4                                        Guarantor intent   Without prejudice to the generality of Clause 3.3, the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:  business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

3.5                                        Immediate recourse   The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Guarantee.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

3.6                                        Appropriations   Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

3.6.1                             refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

3.6.2                             hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of any of the Guarantor Liabilities.

3.7                                        Deferral of Guarantors’ rights   Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full and unless the Security Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Guarantee:

3.7.1                             to be indemnified by a Security Party;

3.7.2                             to claim any contribution from any other guarantor of any Security Party’s obligations under the Finance Documents;

3.7.3                             to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

3.7.4                             to bring legal or other proceedings for an order requiring any Security Party to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 2;

3.7.5                             to exercise any right of set-off against any Security Party; and/or

3.7.6                             to claim or prove as a creditor of any Security Party in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Security Parties under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Security Agent or as the Security Agent may direct for application in accordance with clause 28 of the Loan Agreement (Payment Mechanics).

3.8                                        Additional security   This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

4                                                  Additional Payment Obligations

4.1                                        Indemnity to the Security Agent   The Guarantor shall promptly indemnify the Security Agent and every Receiver and Delegate on demand against any cost, loss or liability incurred by any of them as a result of:

4.1.1                             any failure by the Borrowers to comply with their obligations under clause 16 of the Loan Agreement (Costs and Expenses);

4.1.2                             acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

4.1.3                             the taking, holding, protection or enforcement of the Security Documents;

4.1.4                             the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

4.1.5                             any default by any Security Party in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

4.1.6                             acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct), together in each case with interest at the Default Rate on the amount demanded from the date of demand until the date of payment, both before and after judgment, which interest shall be compounded with the amount demanded at the end of such periods as the Security Agent may reasonably select.

4.2                                        Currency indemnity   If any sum due from the Guarantor under this Guarantee (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

4.2.1                             making or filing a claim or proof against the Guarantor, or

4.2.2                             obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Guarantor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that Finance Party at the time of its receipt of that Sum.

The Guarantor waives any right it may have in any jurisdiction to pay any amount under this Guarantee in a currency or currency unit other than that in which it is expressed to be payable.

4.3                                        Amendment costs   If (a) the Guarantor requests an amendment, waiver or consent in relation to any Guarantor Security Document or (b) an amendment is required under clause 28.11 of the Loan Agreement (Change of currency), the Guarantor shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

4.4                                        Enforcement and preservation costs   The Guarantor shall, within three Business Days of demand, pay to each Finance Party and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Guarantor Security Document and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Guarantor Security Documents or enforcing those rights.

4.5                                        Default interest   If the Guarantor fails to pay any amount payable by it under this Guarantee on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) either (a) at the rate (if any) applicable to that amount under the Loan Agreement or (b) (if there is no such rate) at a rate calculated in accordance with clause 8.3 of the Loan Agreement (Default interest).  Any interest accruing under this Clause 4.5 shall be immediately payable by the Guarantor on demand by the Security Agent.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

4.6                                        Additional payment obligations under the Loan Agreement   This Clause 4 is without prejudice to the Guarantor Liabilities in respect of the Borrowers’ obligations under the clauses of the Loan Agreement numbered 8 (Interest), 14 (Other Indemnities) and 16 (Costs and Expenses) and under similar provisions in any other Finance Documents.

5                                                  Application of Moneys

5.1                                        Moneys received by Finance Parties   All sums which any Finance Party (other than the Security Agent) receives (including by way of set-off) under or in connection with any Guarantor Security Document, otherwise than by payment from the Security Agent, shall be paid to the Security Agent immediately on receipt, and that payment to the Security Agent shall be deemed to have been made by the Guarantor rather than by the receiving Finance Party.

5.2                                        Moneys received by Security Agent   All sums which the Security Agent receives under or in connection with any Guarantor Security Document shall, unless otherwise agreed by the Security Agent or otherwise provided in the Loan Agreement, be applied by the Security Agent in or towards satisfaction of, or retention on account for, the Guarantor Liabilities in such manner as the Security Agent may in its discretion determine.

5.3                                        Suspense account   The Security Agent may place any money received by it under or in connection with any Guarantor Security Document to the credit of a suspense account on such terms and subject to such conditions as the Security Agent may in its discretion determine for so long as the Security Agent thinks fit without any obligation in the meantime to apply that money in or towards discharge of the Indebtedness, and, despite such payment, the Security Agent may claim against any of the other Security Parties or prove in the bankruptcy, liquidation or insolvency of any of the other Security Parties for the whole of the Indebtedness at the date of the Security Agent’s demand for payment pursuant to this Guarantee, together with all interest, commission, charges and expenses accruing subsequently.

6                                                  Representations and Warranties

6.1                                        Representations   The Guarantor makes the representations and warranties set out in this Clause 6 to each Finance Party.

6.1.1                             Loan Agreement representations and warranties   All representations and warranties given by the Borrowers in the Loan Agreement in respect of the Guarantor and/or any Guarantor Security Document are and will remain correct and none of them is or will become misleading.

6.1.2                             Ownership of Borrowers   Each of the Borrowers is a wholly owned subsidiary of the Guarantor.

6.1.3                             Disclosure of material facts   The Guarantor is not aware of any material facts or circumstances which have not been disclosed to the Security Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by the Loan Agreement available to the Borrowers.

6.1.4                             Copy Loan Agreement   The Guarantor has received a copy of the Loan Agreement and approves of, and agrees to, the terms and conditions of the Loan Agreement.

6.2                                        Repetition   Each Repeating Representation is deemed to be repeated by the Guarantor by reference to the facts and circumstances then existing on the date of each Drawdown Request, on each Drawdown Date, on the first day of each Interest Period and, in the case or those contained in clauses 18.1.11(d) and 18.1.11(f) of the Loan Agreement and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, on each day.

7                                                  Information Undertakings

The undertakings in this Clause 7 remain in force for the duration of the Facility Period.

7.1                                        Financial statements

The Guarantor shall supply to the Security Agent as soon as the same become available, but in any event within ninety (90) days after the end of each of its financial years:

7.1.1                             the Guarantor’s audited consolidated (so as to include inter alia the Borrowers and Baltic Trading Limited and its Subsidiaries) financial statements for that financial year;

7.1.2                             Baltic Trading Limited’s audited consolidated financial statements for that financial year (if applicable);

7.1.3                             the Guarantor’s unaudited financial statements for that financial year (including the Borrowers and the other Subsidiaries of the Borrower but excluding Baltic Trading Limited and its Subsidiaries) together with the calculations and documentation that the Agent and the Security Agent may deem necessary in order to make the necessary reconciliations and off-setting against the financial statements referred to in clause 7.1.1 and 7.1.2 above; and

7.1.4                             each Borrower’s annual management accounts (balance sheet and profit and loss accounts) at the time that the relevant Compliance Certificate is presented pursuant to Clause 7.3.

7.2                                        Interim financial statements

The Guarantor shall, and shall procure that each Borrower shall, supply to the Security Agent as soon as the same become available, but in any event within forty five (45) days after the end of each quarter during each of its financial years:

7.2.1                             the Guarantor’s consolidated (so as to include inter alia the Borrowers and Baltic Trading Limited and its subsidiaries) quarterly financial statements for that quarter;

7.2.2                             Baltic Trading Limited’s unaudited consolidated financial statements for that quarter (if applicable);

7.2.3                             the Guarantor’s unaudited financial statements for that quarter (including the Borrowers and the other Subsidiaries of the Guarantor but excluding Baltic Trading Limited and its Subsidiaries) together with the calculations and documentation that the Agent and the Security Agent may deem necessary in order to make the necessary reconciliations and off-setting against the financial statements referred to in Clause 7.2.1 and 7.2.2 above; and

7.2.4                             each Borrowers’ quarterly management accounts (balance sheet and profit and loss accounts) at the time that the relevant Compliance Certificate is presented pursuant to Clause 7.3.

7.3                                        Compliance Certificate

7.3.1                             The Guarantor shall supply to the Security Agent, with each set of its annual financial statements delivered pursuant to Clause 7.1 and each set of its quarterly financial statements delivered pursuant to Clause 7.2, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 8 as at the date as at which those financial statements were drawn up.

7.3.2                             Each Compliance Certificate shall be signed by an authorised officer of the Guarantor.

7.3.3                             If prior to the delivery of any Compliance Certificate by the Guarantor, the Guarantor becomes aware that the financial covenants detailed in Clause 8 (Financial Covenants) (or any of them) will not be complied with, the Guarantor shall promptly notify the Agent accordingly.

7.4                                        Requirements as to financial statements

Each set of financial statements delivered by the Chief Financial Officer under Clause 7.1 (Financial statements):

7.4.1                             shall be certified by the Chief Financial Officer as giving a true and fair view of (in the case of annual financial statements), or fairly representing (in other cases), its financial condition as at the date as at which those financial statements were drawn up;

7.4.2                             shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Security Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Security Agent:

(a)                                         a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)                                         sufficient information, in form and substance as may be reasonably required by the Security Agent, to enable the Security Agent to determine whether Clause 8 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Guarantee to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

7.5                                        Information: miscellaneous   The Guarantor shall supply to the Security Agent (in sufficient copies for all the Lenders, if the Security Agent so requests, except in the case of Clause 7.5.1 where such documents are publicly filed with the SEC):

7.5.1                             at the same time as they are dispatched, copies of all documents dispatched by the Guarantor to its shareholders generally (or any class of them) or to its creditors generally (or any class of them);

7.5.2                             promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

7.5.3                             promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Security Parties with the terms of any Security Documents including without limitation cash flow analyses and details of the operating costs of any Vessel and annual inspection certificates (including any annual inspection report (if required by the Agent); and

7.5.4                             promptly on request, such further information regarding the financial condition, assets and operations of any Security Party (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Security Party under this Agreement and an up to date copy of its shareholders’ register (or equivalent in its Original Jurisdiction)) as any Finance Party through the Security Agent may reasonably request.

7.6                                        Notification of default   The Guarantor shall notify the Security Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

8                                                  Financial Covenants

8.1                                        At each and all times during the Facility Period, the Guarantor shall procure that the Borrowers shall maintain cash in the Earnings Accounts for m.v. “GENCO COMMODUS” free of Encumbrances (other than in favour of the Security Agent) in an amount of not less than $750,000 per mortgaged Vessel which is subject to a Mortgage in favour of the Security Agent.

8.2                                        At each and all times during the Facility Period the Guarantor shall in respect of the Guarantor only:

8.2.1                             maintain cash and Cash Equivalents (including available but undrawn working capital lines with an availability period of more than 6 months) in an amount of not less than $750,000 per Fleet Vessel of which a minimum amount of $25,000,000 shall be in Cash and Cash Equivalents (excluding available working capital lines); and

8.2.2                             not permit its maximum Leverage to exceed seventy per cent (70%); and

8.2.3                             not permit its Consolidated Net Worth to be less than the Minimum Consolidated Net Worth,

which covenants shall be tested upon receipt of the interim financial statements delivered to the Agent pursuant to clause 19.2 of the Loan Agreement (Interim Financial statements) for a period ending on each Quarter Date for the first three

Quarter Dates in each financial year and on the final Quarter Date in each calendar year upon receipt of the annual financial statements delivered pursuant to clause 19.1.1 of the Loan Agreement (Financial Statements).

8.3                                        In the event that any member of the Group enters into a revolving or term loan facility in respect of the Vessels with other lenders or financial institutions (where such loan facility has a structure that is considered usual and customary of a ship finance facility), on terms and conditions such that any financial covenants analogous to the covenants set out in clause 20.1 or clause 20.2 of the Loan Agreement or the margin under such loan facility are, in the Agent’s opinion, on more favourable terms to those lenders or financial institutions, the Borrowers and the Guarantor undertake to provide the same terms and conditions to the Finance Parties on the terms and conditions to be agreed between the Agent (acting on the instructions of all the Lenders), the Borrowers and the Guarantor.  In addition, should the lenders or financial institutions under other existing loan facilities (outstanding at the time of signing the Loan Agreement) to the Guarantor or any other member of the Group not provide a waiver of certain covenants that the Guarantor has requested, such covenants shall apply under this Agreement on the terms and conditions to be agreed between the Agent (acting on the instructions of the Lenders), the Borrowers and the Guarantor.

9                                                  General Undertakings

The undertakings in this Clause 9 remain in force for the duration of the Facility Period.

9.1                                        No security   The Guarantor has not taken, and will not take without the prior written consent of the Security Agent (and then only on such terms and subject to such conditions as the Security Agent may impose), any security from any of the other Security Parties in connection with this Guarantee, and any security taken by the Guarantor notwithstanding this Clause 9.1 shall be held by the Guarantor in trust for the Finance Parties absolutely as a continuing security for the Guarantor Liabilities.

9.2                                        Hedging   The Guarantor shall not enter into any agreement relating to interest or currency exchange transactions which correspond to a notional amount which is greater than the Total Net Debt based on the consolidated financial statements of the Guarantor most recently provided to the Security Agent pursuant to Clause 7.1.

9.3                                        Loan Agreement undertakings   The Guarantor will observe and perform any and all covenants and undertakings in the Loan Agreement whose observance and performance by the Guarantor the Borrowers have undertaken to procure.

9.4                                        Further assurance

9.4.1                             The Guarantor shall (and shall procure that each other Security Party shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(a)                                          to perfect any Encumbrance created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Encumbrance over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)                                          to confer on the Security Agent or confer on the Finance Parties an Encumbrance over any property and assets of the Guarantor (or that other Security Party as the case may be) located in any jurisdiction equivalent or similar to the Encumbrance intended to be conferred by or pursuant to the Security Documents; and/or

(c)                                           to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

9.4.2                             The Guarantor shall (and shall procure that each other Security Party shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

10                                           Payments

10.1                                 Payments to the Security Agent   On each date on which the Guarantor is required to make a payment under any Guarantor Security Document, the Guarantor shall make the same available to the Security Agent for value on the due date at the time and in such funds specified by the Security Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Security Agent specifies.

10.2                                 No set-off by Guarantor   All payments to be made by the Guarantor under any Guarantor Security Document shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

10.3                                Business Days   Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

10.4                                 Currency of payments

10.4.1                      Subject to Clauses 10.4.2 and 10.4.3, any amount payable under this Guarantee is payable in dollars.

10.4.2                      Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

10.4.3                      Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

10.5                                 Tax gross-up   The clauses of the Loan Agreement numbered 12 (Tax Gross Up and Indemnities) and 15 (Mitigation by the Lenders) (in so far as that clause 15 applies to that clause 12) shall apply to this Guarantee as if they were incorporated into it with any necessary modifications.

11                                           Set-Off

A Finance Party may set off any matured obligation due from the Guarantor under any Guarantor Security Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

12                                           Calculations and Certificates

12.1                                 Accounts   In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by any relevant Finance Party are prima facie evidence of the matters to which they relate.

12.2                                 Certificates and determinations   Any certification or determination by any relevant Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

13                                           Partial Invalidity

If, at any time, any provision of any Guarantor Security Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

14                                           Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Guarantee and any other Guarantor Security Document are cumulative and not exclusive of any rights or remedies provided by law.

15                                          Miscellaneous Provisions of the Loan Agreement

The following clauses of the Loan Agreement shall apply to this Guarantee as if they were incorporated into it with any necessary modifications:

clause 27 (Sharing among the Finance Parties);

clause 34 (Amendments and Waivers);

clause 35 (Confidentiality); and

clause 37 (Counterparts).

16                                           Notices

16.1                                 Addresses   The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Guarantee and any other Guarantor Security Document is:

16.1.1                      in the case of the Guarantor,

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor, New York,
NY 10171
Fax no.: +1 646 443 8555
Email: john.wobensmith@gencoshipping.com
Department/Officer: John Wobensmith; and

16.1.2                      in the case of the Security Agent,

100 Park Avenue, 17th Floor,
New York, New York 10017
Fax no.: +1 917 284 6697
Email: AABUS_NY_AGENCY@ABNAMRO.COM
Department/Officer: Wudasse Zaudou/ Ryan Masajo

or any substitute address, fax number, or department or officer as the party may notify to the other by not less than five Business Days’ notice.

16.2                                 Loan Agreement provisions   The clauses of the Loan Agreement numbered 30.1 (Communications in writing), 30.3 (Delivery), 30.6 (Electronic communication) and 30.7 (English language) shall apply to any notice or demand under or in connection with this Guarantee.

17                                           Governing Law

This Guarantee and any non-contractual obligations arising out of or in connection with it are governed by English law.

18                                          Enforcement

18.1                                 Jurisdiction of English courts   The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee (including a dispute relating to the existence, validity or termination of this Guarantee or any non-contractual obligation arising out of or in connection with this Guarantee) (a “Dispute”).  The Guarantor agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly it will not argue to the contrary.

This Clause 18.1 is for the benefit of the Security Agent only.  As a result, the Security Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Security Agent may take concurrent proceedings in any number of jurisdictions.

18.2                                 Service of process

18.2.1                      Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

(a)                                          irrevocably appoints WFW Legal Services Limited currently of 15 Appold Street, London EC2A 2HB as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                          agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

18.2.2                      If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the Guarantor must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Security Agent. Failing this, the Security Agent may appoint another agent for this purpose.

This Guarantee has been executed on the date stated at the beginning of this Guarantee.

Schedule 1
Form of Compliance Certificate

To:                             [Security Agent]

From:               [Guarantor]

Dated:

Dear Sirs

Guarantee dated [                   ] 2015 between the Guarantor and the Security Agent in respect of a Loan Agreement dated [    ] between various parties

1                                         We refer to the Guarantee.  This is a Compliance Certificate.  Terms defined in the Guarantee have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2                                         We confirm that:  [Insert details of covenants to be certified]

3                                         [We confirm that no Default is continuing.]*

•

•	•		•

Signed:

•	•	Director	•	Director

•	•	of	•	of

•	•	[Guarantor]	•	[Guarantor]

•

•                                          [insert applicable certification language]**

•

•

•

* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Execution

The Guarantor

Signed and delivered		)
as a Deed		)
by Genco Shipping & Trading Limited		)
acting by Apostolos Zafolias		) /s/ Apostolos Zafolias
)
its duly authorised		)
)
in the presence of:		)

Witness signature:	/s/ Peter Allen
Name: Peter Allen
Address:	299 Park Avenue, 12th Floor New York, New York 10171

The Security Agent

Signed and delivered		)
as a Deed		)
by ABN AMRO Capital USA LLC		)
acting by Sarah Yeowart		) /s/ Sarah Yeowart
)
its duly authorised		)
Attorney-in-fact		)
in the presence of:		)

Witness signature:	/s/ Lucas Griffith Wilkin
Name: Lucas Griffith Wilkin
Address:	Stephenson Harwood LLP 1 Finsbury Circus London EC2M 7SH